CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on From S-3 of our report dated June 7, 1996 appearing on Page F-1 of BPI Packaging Technologies, Inc.'s Annual Report on Form 10-K for the year ended February 23, 1996. We also consent to the reference made to us under the heading "Experts" in such Prospectus.



Price Waterhouse LLP
Boston, Massachusetts
July 12, 1996